Exhibit 99.3

Consent of LionTree Advisors LLC

We hereby consent to (i) the inclusion of our opinion letter dated February 5, 2013 to the Board of Directors of Liberty Global, Inc. as Annex C to the Joint Proxy Statement/Prospectus which forms a part of Amendment No. 2 to the Registration Statement on Form S-4 of Liberty Global Corporation Limited (Registration Statement No. 333-187100), relating to the proposed mergers involving Liberty Global, Inc. and Virgin Media Inc., and (ii) all references to LionTree Advisors LLC and such opinion in the sections captioned “Summary—Opinion of Liberty Global’s Financial Advisors—Opinion of LionTree,” “The Mergers—Background to the Mergers,” “—Liberty Global’s Reasons for the Mergers and Recommendation of the Liberty Global Board of Directors,” “—Opinions of Liberty Global’s Financial Advisors—Opinion of LionTree” and “—Certain Unaudited Prospective Financial Information of Liberty Global and Virgin Media” of such Joint Proxy Statement/Prospectus.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

LIONTREE ADVISORS LLC

New York, New York

April 24, 2013